Exhibit 99(C)(4)

Project Apparel Business plan assessment update March 27, 2012 This report is intended for use solely by members of Kenneth Cole Production’s management, its board of directors and its legal advisors. Copies should not be made, nor should this report be distributed to others without our express permission

PRELIMINARY DRAFT Overall Objectives and Approach Overall Objectives The overall objectives are to better understand the historical and forecasted business of Kenneth Cole Productions (KCP) and to review key assumptions driving management’s forecast: Obtain, at a high-level, an understanding of each business division (i.e., wholesale, consumer direct and licensing/international) including operational characteristics and key performance drivers Review assumptions used to estimate business performance in the forecast period Analyze historical financial trends of KCP and the impact of these trends in future performance Examine external factors (e.g. market and competitive trends, as well as other relevant factors) and understand their potential impact on future trends of KCP Approach Our effort to-date included the following steps based on the objectives outlined: Reviewed materials provided by KCP management related to historical financial performance, financial projections, and assumptions for each business division Conducted discussions with management (finance team and divisional leaders) regarding recent performance and the assumptions for the forecast period including an understanding of the basis for assumptions, such as: Historical performance trends and expectations for economic rebound Brand strength improvement resulting from new designs and additional outreach Current plans to expand retail presence and product lines Conducted secondary research by reviewing analyst reports, annual filings of KCP and select publicly-held competitors, industry trade publications, press releases, third party research reports, and government data This report is intended for use solely by members of Kenneth Cole Production’s management, its board of directors and its legal advisors. Copies should not be made, nor should this report be distributed to others without our express permission Page 1

PRELIMINARY DRAFT

Executive Summary (1 of 2)

Segment		Key Assumptions *	Historical Performance	Market Performance
Wholesale	Women's Apparel	New product line with aggressive growth forecast of ~14% CAGR	No historical results for KCP women's apparel	Women's apparel market in department stores to grow ~2%
Wholesale	KC Brand	Strong growth for Kenneth Cole brand products of ~17% CAGR	KC brand revenue declined ~8% CAGR from 2008-2011	N/A
Wholesale	Foot-wear	Footwear expected to grow by ~6% CAGR	Declined by 25% in 2009, but recovered to grow ~2% CAGR from 2010-2011	Footwear forecast growth of 2-4% CAGR through 2013
Wholesale	Gross Margin	Improvement in gross margin from 24% to 28%	Gross margin declined from 27.6% to 24.1% from 2008-2011	Some indications of downward gross margin pressure stemming from department stores
Wholesale	Dept Store	Forecast department store revenue growth of 5-6%	FY09-FY11 revenue growth of KCP's three biggest customers (Macy's, Dillard's, Nordstrom): 6.8%	Department store sales growth expectation of 3-4% for 2012
Consumer Direct	Full-Price	Redefined full-price store concept to attract new consumer segment and drive sales growth at ~5% CAGR	Full-price sales declined by -19% CAGR from 2008 to 2011 while store count decreased ~40%	Related specialty full-price retailers expected to grow at 2.5% 2010-2014 CAGR
Consumer Direct	Outlet	Outlets to grow at ~7% CAGR through new store openings and adjusted product mix	KCP outlet sales growth has trended unevenly (e.g., 20% in 2010, -1% in 2011)	Outlet industry sales have grown 20% for the 12 months ending April, 2011
Consumer Direct	Online	Investments in online capabilities and redefined focus to grow channel at ~35% CAGR	Online sales have trended unevenly, growing 30% in 2010 despite double-digit declines in 2009 and 2011	Online apparel/accessories market expected to climb 16% CAGR through 2016

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* CAGR period is the company's forecast period for years 2012, 2013 and 2014

Relatively weaker link between historical and assumptions — Relatively stronger link between historical and assumptions

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Executive Summary (2 of 2)

		Key Assumptions *	Historical Performance	Market Performance
Licensing / International	Domestic	▸ Domestic growth to plateau at ~0.4% CAGR	Domestic license sales appear to plateau compared to their historical CAGR of 2.5% from 2008 to 2011	▸ Most competitors identified have been growing at similar rates ~ 2-3% year over year growth from 2008 to 2011 ▸ Licensing occupies a higher percentage of overall revenue at KCP (10%) as compared to other brands (1-5%)
	International and Sourcing	▸ International business to drive segment growth due to penetration in new markets and expansion among current licensees ▸ International licensing ~14% CAGR ▸ International sourcing ~ 32% CAGR	Compared to historical CAGR of 8%, from 2008 to 2011, new international opportunities (i.e., India, China, Germany) help achieve high growth rate in international licensing Rapid growth from 2008 to 2011 ($0.1M revenue to $18M) for sourcing was achieved due to KCP entering the sourcing area for their licensees	(see above)
Costs	SG&A	▸ SG&A is expected to grow at a 7.6% CAGR	Store closures and a mix shift from Retail to Wholesale caused SG&A to decline by -1.5% CAGR from 2009 to 2011	▸ Competitors have seen absolute SG&A achieve a 10-20% CAGR from 2009 to 2011
	SG&A Rev %	▸ As a percent of revenue, SG&A is projected to drop from 36.2% in 2011 to 35.0% in 2014	SG&A as a percent of revenue declined from 44.2% in 2009 to 36.2% in 2011	▸ Competitors (Guess, Coach, and Polo) have held SG&A as a percent of revenue relatively steady historically

Note: SG&A is assumed to include Shipping & Handling

* CAGR period is the company's forecast period for years 2012, 2013 and 2014

Relatively weaker link between historical and assumptions — Relatively stronger link between historical and assumptions

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Wholesale

Key Assumptions

KCP's management expects the wholesale business to grow by ~24% ($59M) from 2011 to 2014, primarily driven by investments in new products for women's apparel and footwear and partially offset by licensing out some handbags

Footwear (56% of overall growth)

- **Summary:** Footwear is expected to drive majority of the growth, with men's footwear and women's footwear expected to grow at a 16% and 7% CAGR, respectively, and footwear overall at 6% CAGR (footwear also includes kids and private label)
  - **Men's footwear** expected to do well with improved design of sub-categories (e.g., dress casual, Mr. Saturday Night) that will help take share from CK, Boss, Cole Haan, Johnston Murphy and other competitors
  - **Women's footwear** expected to recapture share lost in department stores by introducing new products (e.g., closed-toe, boots), to grow fall sales

Women's apparel (37% of overall growth)

- **Summary:** Women's apparel has struggled in department stores, due to shifting preferences and more women cross-shopping channels, but 14% CAGR estimated to reach $40M in sales by 2014, fueled by department store recovery (5-6% store comps expected for players such as Macy's and Dillard's)
  - **Women's RTW** and some accessories are struggling, and investments in marketing, classification pursuits and 'quick-replenish' products, and design upgrades to drive growth

Men's apparel (26% of overall growth)

- **Summary:** Men's apparel is expected to grow at 13% CAGR ($15 MM total) between 2011 and 2014 primarily driven by growth in Reaction brands (47% of growth in Men's apparel)

Handbags (-19% impact in growth)

- **Summary:** moving *Reaction* handbag line from Wholesale division to new licensing agreement is driving most of the decline; other lines will remain in-house

Historical View

KCP's revenue declined -2% CAGR between 2008 and 2011, but is expected to grow at a 7% CAGR

Footwear

- Footwear declined by 25% in 2009 but grew by 2% in 2010 and 2011

Women's apparel

- Women's apparel does not have a historical view, as it was recently brought in-house

Men's apparel

- Men's apparel has grown by 29% in the past, helped by the introduction of the Reaction brand

Other

- All existing Kenneth Cole brand products declined in revenue each year 2008-2011 and by -8% CAGR overall
- Consolidated gross margin is expected to grow ~13% annually on average; segment expense growth has, and will, follow revenue growth (except for 2011)

External View

Market and Competitive Assessment

- Experts predict men's apparel in department stores to lead growth across product categories at 7-8%, nearly 4x of growth in women's apparel
- Footwear (specifically dress and casual wear) enjoyed double-digit growth in recent years, due to suppressed demand, but growth is expected to slow to 2.5-4.0% going forward
- KCP department store customers experienced revenue growth of 7% over 2009-2011
- Analysts predict varying levels of top-line growth for department stores over the next 3 years, with some players enjoying more gains due to special promotions and strategic investments as follows:
  - Macy's: 2.5%, Nordstrom's: 7.5%, Dillard's: 0.4% (2-year)
- Average store comps for these major players over next 3 years are:
  - Macy's: 2.5%, Nordstrom's: 3.5%, Dillard's: 2.0% (2-year)

Note: CAGR period, unless specified, is the company's forecast period for years 2012, 2013 and 2014
Source: KCP company information, company websites and annual reports, William Blair, Macquarie, Morgan Stanley, IBM, Packaged Facts, EY interviews, EY analysis

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Consumer Direct

Key Assumptions

KCP expects Consumer Direct business to grow ~29% ($47M) from 2011 to 2014, primarily driven by investments in new product, continued commitment to outlet channel and refined online experience

Full-price (14% of forecasted growth)

- **Summary**: sales expected to grow by $6.6M (4.9% CAGR) due to investment in women's apparel products, focus on more attractive consumer segment and redefined store concept
  - Bringing women's apparel back in-house to help maintain focus
- **Store comps** to remain near 3.0-4.0% by replacing cheaper, higher-margin 'inventory', which gets liquidated, with better products

Outlet (55% of forecasted growth)

- **Summary**: outlets to grow by $25.9M (7.2% CAGR) as KCP anticipates 14 new store openings to drive growth, as well as an adjusted product mix and redefined lifestyle strategy
- **Store comps** expected to remain near 4.0-4.5% over next three years

Online (31% of forecasted growth)

- **Summary**: online to grow $14.6M (35.0% CAGR) as KCP expects to catch up with competitors through enhanced user experience and improved CRM while de-emphasizing promotions
- **Store comp** objectives influenced by leadership to prioritize this channel

Historical View

KCP has experienced annual sales decrease of -3.3% CAGR from 2008 to 2011, but estimates ~9% CAGR moving forward

Full-price

- Historically experienced double-digit declines; full-price is expected to drive smallest portion of growth
- KCP anticipates store count growth average of 3% YoY going forward (total of 27 by 2014), which will gradually reverse avergae historical closure rate of 16% YoY

Outlet

- While projected to drive growth among channels, outlet sales have grown unevenly in recent years
- KCP will continue to invest in outlets to reach projections, anticipating store count growth average of 6% YoY going forward (total of 83 by 2014), building on historical store count growth of 11% YoY

Online

- Company has historically relied heavily on promotions, but company's improved online offering bodes well with overall growth in retail e-commerce

External View

Market and Competitive Assessment

- Specialty full-price retailers in women's and men's apparel, footwear and accessories are expected to grow at combined 2010-2014 CAGR of 2.5%, with accessories experiencing highest growth (7-8% CAGR in same period); peer set experienced historical store closure rate of 3% YoY
- Outlet apparel store sales have jumped to nearly 20% for 12 months ending Apr 2011, mostly driven by a continued weak consumer environment
- Outlet mall market is perceived as underpenetrated, with market able to absorb ~100 more outlet centers on top of the current base of ~150, over the next decade; peer set experienced historical store count growth of 6% YoY
- Online apparel / accessories category represents fastest-growing market in e-commerce, expected to grow at 16% CAGR through 2016 given improved online shopping experience including new product visualization (e.g., zoom tools, color swatching) and improved policies related to online purchasing (e.g., free / convenient return policies)

Note: CAGR period, unless specified, is the company's forecast period for years 2012, 2013 and 2014
Peer set includes Ralph Lauren, Steve Madden, Guess, Coach, Nine West, Bebe
Source: KCP company information, company websites and annual reports, NPD, RBC, Emarketer, IBISWorld, EY interviews, EY analysis

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Licensing/International

Key Assumptions

KCP expects licensing/international segment to grow 14% ($32.2M) from 2011 to 2014, primarily driven by international licensing and sourcing

Domestic Licensing (2% of forecasted growth)

- **Summary**: Domestic to plateau with 0.4% CAGR and $0.56M going forward because 'doors' for licensee customers are not increasing dramatically, and penetration into department store channel expected to keep licensed product demand relatively flat
- Majority of licensees expected to continue performing at satisfactory level
  - Fragrance, watch and other expired licenses expected to be sorted out to ensure revenue in forecast period
- Home is a new category with Bed Bath & Beyond, showing reasonable promise, but relationship is very new and expected to enjoy modest gain

International Licensing (11% of forecasted growth)

- **Summary**: Expected to grow at a CAGR of 14% and earn $3.48M through expanding footprint in India, China and other emerging markets where attractive partners are identified
- With increasing international direct sales and relations, royalty leverage and rates experience growth

International Sourcing (75% of forecasted growth)

- **Summary**: Expected to grow at a 32% CAGR and generate sales revenue of $24.4M through international sourcing with improvements in supply chain
- Existing major players continue to expand demand accompanied by new business in India and Germany (4% and 26% of total sourcing growth respectively)

Historical View

KCP expects licensing/international segment to experience 14% CAGR from 2011 to 2014, similar to historical CAGR of 13% from 2008 to 2011

Domestic Licensing

- 2.5% historical CAGR and 0.4% forecast CAGR shows that segment is expected to remain steady, driven by agreements with terms already in place; new opportunities can fuel more growth
- Gross margin is ~100%; segment expense is estimated to mostly remain flat
- Licenses allowed to expire (e.g. women's apparel), or reorganized, may result in slight decline in 2012, but securing partners for these and new opportunities will ensure return to stable growth as forecasted

International Licensing and Sourcing

- 8% historical CAGR in international licensing suggests KCP penetrated strongly into new markets, and $18M revenue growth in international sourcing also indicates favorable adoption of KCP products
- Forecast is driven by existing agreements with specific terms already in place; any growth beyond this may be realized by new markets identified
- Gross margin is 100%; segment expense was flat, but estimated to climb moderately, likely due to investment in building brand overseas

External View

Market and Competitive Assessment

- Licensing revenue as % of total sales for select competitors is approximately 1-5%, as compared to KCP's 10%
- Review of these competitors and their licensing strategy suggests KCP is at par with most brands, which have experienced stable to slightly negative historical growth year-over-year (~2% average YoY growth)
- Two competitors, Steve Madden and Coach, actually increased licensing activity and royalty revenues
  - Steve Madden increased its own licensing activity in addition to new revenue from licensing trademarks of their newly acquired company, Betsey Johnson
  - Coach also to enjoy strong licensing growth due to a new agreement with Luxottica Group starting 2012
- No market or competitor cost information relating to licensing is available

Note: CAGR period, unless specified, is the company's forecast period for years 2012, 2013 and 2014; estimates for each activity in this division includes revenue from Le tigre and direct sales; peer set includes Coach, RL, Steve Madden, Guess
Source: KCP company information, company websites and annual reports, EY interviews, EY analysis

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Key Cost Assumptions

Category	Historical Trend	Future Assumption	Competitive Trend
Gross Margin	Business Mix • Gross margin declined through 2011, declining to 38.7% from 42.8% in 2010 • Licensing division (which includes international) gross margin declined significantly due to an increase in less lucrative international wholesale business more so than an operational decline • The bulk of the total company gross margin decrease was due to the Wholesale division, which saw margin decline from 27.5% to 24.1% from 2010 to 2011 Inventory • Historical instances of excess inventory have resulted in full-price stores offering multiple rounds of promotions – Desired state is to offer one round of promotions in full-price store before moving any remaining inventory to company store • Planning cycles with wholesale accounts have led to more predictable order fulfillment and inventory levels	Business Mix • Gross margin is expected to recover slightly in the forecast period, reaching 40.3% in 2014 due to margin improvements expected in Footwear (7% CAGR) and Women's apparel (10% CAGR) Wholesale divisions • The Licensing division (which includes international) is projected to see its gross margin decrease due to a further increase in international wholesale business, which has considerably lower margins than other Licensing division business	• KCP has had an average gross margin of ~40% historically compared to peer average of 50-55% indicating potential opportunities in sourcing, labor and pricing • KCP outperforms its competitors with regards to inventory turns (most recently at 7-8x); this could be partly due to good control over procurement levels and matching product demand, but may also include the influence of promotions to liquidate inventory
Capex	• Historical full-price store closures between 2008-2011 have resulted in significant associated costs • Investment in online platform and related technology to make e-commerce more robust	• Management has projected that there will be 87 outlet stores and 27 full-price stores by 2014, up from 73 and 25 stores of each respective type in 2011 • Management has budgeted $6.5M on capex in FY12; currently, 2 stores require a full refresh, 9 require refurbishment or partial refresh, and 12 require light maintenance to help close out lease terms • Additionally, growth of the online business (projected to grow from $10.0Min 2011 to $24.6M in 2014) may require additional capex spend on fulfillment center expansion	• For all peer companies researched, Capex as a percentage of revenue has remained below 5% • YoY growth for every peer has been erratic, with some even toggling between significant increases and decreases in between reporting years

Note: CAGR period, unless specified, is the company's forecast period for years 2012, 2013 and 2014; peer set includes Coach, RL, Steve Madden, Guess

Source: KCP company information, company websites and annual reports, EY interviews, EY analysis

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Key Cost Assumptions

Category	Historical Trend	Future Assumption	Competitive Trend
SG&A	Selling Expenses • Selling expenses declined from $86.2M in 2010 to $74.1M in 2011 due to retail store closures • Store payroll has been identified in company filings as a major driver of expense reduction in 2011 General & Administrative (G&A) Expenses • G&A expenses of $88.6M in 2009 increased to $89.3M in 2010, before declining to $84.7M in 2011 • Bonus compensation was a significant component of the G&A spike in 2010 (though SG&A as a percent of revenue still fell from ~44% in 2009 to ~41% in 2010) Shipping & Handling • Shipping & Handling grew at a 15.5% CAGR from $7.4M in 2009 to $9.9M in 2011 • Company filings identified variable shipping costs as a major component of SG&A increases in 2010 Marketing • Marketing, Advertising & PR spend held nearly constant at $15-16M over the past three years • Advertising Income—payments from licensees for brand advertising—has held roughly constant as well at about $11-12M	Selling Expenses • Selling expenses are expected to return to 2010 levels, growing at a CAGR of 4.8% from 2011 to 2014 (though declining as a percent of revenue) • Store payroll is expected to make up ~28% of the year-over-year selling expense increase through 2014 (adding numerous outlet stores) General & Administrative (G&A) Expenses • Driven by compensation increases, G&A expenses are projected to grow at a 9.2% CAGR • Bonus & Stock is expected to increase rapidly through 2014 (CAGR of 30.3%) as overall financial performance improves Shipping & Handling • The increase in Shipping & Handling costs is expected to slow to a 6.7% CAGR through 2014, likely due to a shift towards wholesale sales • These costs as a percent of revenue will decline slightly from 2.1% to 2.0% Marketing • Marketing, Advertising & PR growth is expected outpace Advertising Income growth as the company expands certain initiatives (e.g., shop-in-shops)	• SG&A as a percent of revenue is projected to drop from 36.2% in 2011 to 35.0% in 2014 due mainly to a continued sales mix shift towards Wholesale • Historically, SG&A as a percent of revenue decreased from 44.2% in 2009 to 40.9% in 2010 and 36.2% in 2011 • For competitive comparison, Guess and Polo SG&A as a percent of revenue increased from 27.2% to 27.8% and 43.2% to 44.3%, respectively • Steve Madden is the exception among competitors, having lowered SG&A as a percent of revenue from 31.2% to 23.3% from 2009 to 2011; however, this appears to be only because significant SG&A increase was outpaced by rapid revenue growth
One Time Costs	• Historical instances of one-time costs occurred each year from 2008-2011, accounting for between 1% and 5% of total revenue • One-time costs occurred each year from 2008-2011 in the wholesale and consumer direct divisions. One-time costs in the licensing division occurred exclusively in 2009, but accounted for 32% of all royalty revenue that year	• Forecasts indicate no allocation for future one-time costs	

Note: CAGR period, unless specified, is the company's forecast period for years 2012, 2013 and 2014; peer set includes Coach, RL, Steve Madden, Guess; SG&A is assumed to include Shipping & Handling

Source: KCP company information, company websites and annual reports, EY interviews, EY analysis

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